Exhibit 99.1

JAKKS Pacific® Reports Second Quarter Results for 2014

Company increases 2014 Financial Guidance

MALIBU, Calif.--(BUSINESS WIRE)--July 23, 2014--JAKKS Pacific, Inc. (NASDAQ: JAKK) reported results for the Company’s second quarter ended June 30, 2014.

Net sales for the second quarter of 2014 increased to $124.2 million, up 16.9% from net sales of $106.2 million reported in the comparable period in 2013. The reported net loss for the second quarter was $9.1 million, or $0.43 per diluted share, which includes pre-tax restructuring charges of $1.2 million, or $0.05 per diluted share, higher than anticipated product testing and development costs of $2.1 million, or $0.10 per diluted share, due to higher sales in the quarter and to support new products in response to increasing consumer demand for some of our licensed product lines, and the aggregate dilutive impact of $.03 per diluted share resulting from the incremental interest expense of $0.4 million associated with the recently completed convertible note issuance ($0.02 per diluted share) and the reduction in the aggregate number of outstanding common shares resulting from the recently completed 3.1 million share repurchase ($0.01 per diluted share). This compares to the 2013 reported net loss of $46.9 million, or $2.14 per diluted share, which included charges for license minimum guarantee shortfalls of $14.1 million and inventory impairment of $12.2 million.

Net sales for the six months ending June 30, 2014 increased 12.1% to $206.7 million compared to $184.3 million in 2013. The reported net loss for the six month period was $25.4 million, or $1.17 per diluted share, which included restructuring charges of $1.2 million, or $0.05 per diluted share, higher product testing and development costs of $2.1 million, or $0.10 per diluted share, and the impact of the convertible note issuance and stock buyback of $0.03 per diluted share. This compares to a net loss for the first six months of 2013 of $74.4 million, or $3.40 per diluted share, which included charges for license minimum guarantee shortfalls of $14.4 million and inventory impairment of $14.9 million.

Stephen Berman, President and CEO, JAKKS Pacific, Inc. stated, “The positive momentum we achieved in our first quarter carried into the second quarter with sales results exceeding our expectations. Highlights for the second quarter included dolls, dress-up and role play in our Frozen line, Disney Princess dolls and dress up, seasonal outdoor toys, foot-to-floor ride-ons and ball pits, and Disguise Halloween costumes among others, but we did see Frozen taking away sales from some of our other lines.”

“Looking ahead to our Fall offerings, we expect the demand to continue at retail for our new Frozen dolls, dress-up and role play items, Disney licensed dolls, dress up and role play including Princess, Fairies and Sofia the First, Disguise Halloween costumes and our preschool foot-to-floor ride-ons and ball pits. For Boys, we are looking forward to launching large scale figures such as Teenage Mutant Ninja Turtles® and Star Wars Rebels™, new Hero Portal™ Plug It In & Play TV Games® titles based on Power Rangers®, Teenage Mutant Ninja Turtles and DC Comics®, and Nintendo® plush and figures, and Max Tow Truck™ vehicles.

Mr. Berman also stated: “Most exciting for us is our continuing focus on developing new initiatives and ideas where kids’ imaginations take the lead, and allow them to play as they want. While the products we are developing currently, and in the future, meld both physical and digital play patterns, they are both just as compelling when played on their own. Our goal is to enhance the enjoyment of physical toys by having them used in conjunction with new digital apps and emerging technologies. Our miWorld™ play sets, Max Tow Truck™ vehicles and Selfie Booth are examples of what we believe are “best in class” uses of DreamPlay technologies in our industry.”

2014 Guidance

The Company currently expects increased net sales for the full year of 2014 to be in the range of $660 million to $670 million, an increase from its previously issued guidance of net sales in the range of $633 million to $640 million. Giving effect to the full year impact of the net dilution of $0.15 per share relating to the recent convertible note issuance and stock buyback, previous earnings guidance would have been in the range of $0.15 to $0.25 per diluted share, and, now, earnings guidance is in the range of $0.20 to $0.30 per diluted share. The Company’s previous reported earnings guidance was in the range of $0.30 to $0.40 per diluted share, and, excluding the impact of the convertible note issuance, stock buyback and restructuring charges, revised guidance for earnings per share would have been in the range of $0.40 to $0.45 per diluted share. EBITDA is now expected to be in the range of $42 million to $44 million, an increase from the previous EBITDA guidance in the range of $41 million to $43 million.

Working Capital

As of June 30, 2014, the Company’s working capital was $198.5 million, including cash and equivalents and marketable securities of $162.9 million, compared to working capital of $117.0 million including cash and equivalents and marketable securities of $69.9 million as of June 30, 2013.

Convertible Senior Note Issuance and Stock Buyback

The Company recently completed the issuance at par of $115.0 million principal amount of 4.875% Convertible Senior Notes due 2020. The notes, which mature on June 1, 2020, are initially convertible at $9.64 per share. The Company received net proceeds of approximately $110.4 million from the offering, of which $24.0 million was used to repurchase 3.1 million shares of the Company’s common stock pursuant to a prepaid forward purchase contract and $39.0 million will be used to retire at par the Company’s 2014 convertible notes maturing on November 1, 2014. The remainder of the net proceeds will be used for working capital and general corporate purposes.

Conference Call

JAKKS Pacific will webcast its second quarter earnings conference call today, July 23, 2014, at 9:00 a.m. ET (6:00 a.m. PT). To listen to the live webcast, go to www.jakks.com/investors, and click on the earnings webcast link under Events and Presentations at least 10 minutes prior to register, download and install any necessary audio software. A telephonic playback will be available from 11:30 a.m. ET on July 23 through August 22, 2014. The playback can be accessed by calling 1 (888) 843-7419, or 1 (630) 652-3042 for international callers, pass code “37666219”.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products with a wide range of products that feature popular brands and children's toy licenses. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys, Ride-On Vehicles, Wagons, Inflatable Environments and Tents, Impulse Toys and Pet Products sold under various proprietary brands including JAKKS Pacific®, Road Champs®, Funnoodle®, JAKKS Pets®, Plug It In & Play TV Games™, miWorld™, Kids Only!®, Tollytots®, Disguise®, Moose Mountain® and Maui®. JAKKS is also the creator of the underlying Monsuno® property and toy line. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Nickelodeon®, Warner Bros.®, DC Comics®, Saban’s Power Rangers® and Cabbage Patch Kids®. DreamPlay Toys, LLC is a joint venture between JAKKS Pacific, Inc. and NantWorks LLC to develop, market and sell toys and related consumer products incorporating NantWorks’ proprietary iD recognition technology. www.jakks.com

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

© 2014 JAKKS Pacific, Inc. All rights reserved.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2014	2013
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$162,713	$117,071
Marketable securities	220	220
Accounts receivable, net	109,342	101,223
Inventory, net	65,148	46,784
Income taxes receivable	24,008	24,008
Deferred income taxes	3,953	3,953
Prepaid expenses and other current assets	34,676	27,673
Total current assets	400,060	320,932

Property and equipment	103,816	97,325
Less accumulated depreciation and amortization	89,539	86,229
Property and equipment, net	14,277	11,096

Goodwill	45,093	44,876
Trademarks & other assets, net	67,685	65,922
Investment in joint venture	-	18
Investment in DreamPlay LLC	7,000	7,000
Total assets	$534,115	$449,844

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$118,548	$94,361
Reserve for sales returns and allowances	21,267	31,374
Income taxes payable	23,165	20,762
Long term debt, current portion	38,633	38,098
Total current liabilities	201,613	184,595

Long term debt, net of current portion	215,000	100,000
Other liabilities	7,377	7,021
Income taxes payable	2,725	2,597
Deferred tax liability	6,946	6,946
Total liabilities	433,661	301,159

Stockholders' equity:
Common stock, $.001 par value	23	23
Additional paid-in capital	201,303	200,665
Treasury stock	(24,000)	-
Retained earnings (Accumulated deficit)	(73,512)	(48,154)
Accumulated other comprehensive loss	(3,360)	(3,849)
Total stockholders' equity	100,454	148,685
Total liabilities and stockholders' equity	$534,115	$449,844

JAKKS Pacific, Inc. and Subsidiaries
Second Quarter Earnings Announcement, 2014
Condensed Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2014	2013	2014	2013
	(In thousands, expect per share data)		(In thousands, expect per share data)

Net sales	$124,172	$106,232	$206,682	$184,301
Less cost of sales
Cost of goods	69,425	74,248	118,493	120,533
Royalty expense	15,037	27,222	23,831	34,576
Amortization of tools and molds	1,892	2,524	2,985	3,575
Cost of sales	86,354	103,994	145,309	158,684
Gross profit	37,818	2,238	61,373	25,617
Direct selling expenses	8,978	6,976	17,063	17,472
Selling, general and administrative expenses	29,930	37,081	58,382	72,265
Reorganization charges	1,154	-	1,154	-
Depreciation and amortization	2,575	2,469	4,517	4,014
Loss from operations	(4,819)	(44,288)	(19,743)	(68,134)
Other income (expense):
Equity in net (loss) income of joint venture	-	(806)	314	(1,452)
Interest income	30	134	57	209
Interest expense, net of benefit	(2,983)	(2,058)	(5,189)	(4,904)
Loss before provision for income taxes	(7,772)	(47,018)	(24,561)	(74,281)
Provision (benefit) for income taxes	1,281	(145)	797	155
Net loss	$(9,053)	$(46,873)	$(25,358)	$(74,436)
Loss per share	$(0.43)	$(2.14)	$(1.17)	$(3.40)
Shares used in loss per share	21,276	21,920	21,639	21,921

CONTACT:
JAKKS Pacific, Inc.
Joel Bennett, 310-455-6210
or
Anne-Marie Grill, 310-455-6245